Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2015, relating to the consolidated financial statements and financial statement schedule of Phillips Edison Grocery Center REIT I, Inc. appearing in the Annual Report on Form 10-K of Phillips Edison Grocery Center REIT I, Inc. for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 12, 2016